EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST
DECLARES SEPTEMBER CASH DISTRIBUTION

    Dallas, Texas, September 19, 2008 - U.S. Trust, Bank of America Private Wealth Management, as Trustee of the Hugoton Royalty Trust (NYSE - HGT), today declared a cash distribution to the holders of its units of beneficial interest of $0.404446 per unit, payable on October 15, 2008, to unitholders of record on September 30, 2008.  The following table shows underlying gas sales and average prices attributable to the net overriding royalty payments made by XTO Energy Inc. (XTO Energy) to the Trust for both the current month and prior month distributions. Underlying gas sales volumes attributable to the current month distribution were primarily produced in July.

	Underlying Gas Sales Volumes (Mcf) (a)
	Total	Daily	Average Gas Price per Mcf
Current Month Distribution	2,383,000	77,000	$ 11.04

Prior Month Distribution	2,303,000	77,000	$ 9.80

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

   XTO Energy has advised the trustee that seventeen wells are currently being drilled on the underlying properties and that it has deducted budgeted development costs of $4,000,000, production expense of $2,738,000 and overhead of $853,000 in determining the royalty payment to the Trust for the current month.

Development Costs

    XTO Energy has advised the trustee that it increased the monthly development cost deduction from $3,750,000 to $4,000,000 beginning with the September 2008 distribution.  The development cost deduction is expected to be maintained at $4,000,000 through the December 2008 distribution.  The development cost deduction will continue to be evaluated and revised as necessary.

Other

    XTO Energy has advised the trustee that scheduled pipeline maintenance on a major pipeline transporting gas from the Rocky Mountain region has led to lower realized gas prices for production in this area, beginning with September 2008 production.  The downward pressure on realized gas prices is expected to result in lower monthly trust distributions over the near term.

    For more information on the Trust, please visit our web site at www.hugotontrust.com.

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Contacts:	Nancy G. Willis Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee (Toll Free) 877/228-5083	Louis G. Baldwin Executive Vice President & Chief Financial Officer XTO Energy Inc. 817/870-2800

Statements made in this press release, including those related to future realized gas prices and monthly trust distributions,  are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to risks and uncertainties which are detailed in Part I, Item 1A of the trust’s Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated by this reference as though fully set forth herein.  Although XTO Energy and the trustee believe that the expectations reflected in such forward-looking statements are reasonable, neither XTO Energy nor the trustee can give any assurance that such expectations will prove to be correct.